UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2022

Aspen Aerogels, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36481	04-3559972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Forbes Road, Building B, Northborough, MA	01532
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 691-1111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	ASPN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance and Sale of Convertible Senior PIK Toggle Notes due 2027

On February 15, 2022, Aspen Aerogels, Inc. (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”) with Wood River Capital, LLC, an entity affiliated with Koch Strategic Platforms, LLC (“Koch”), relating to the issuance and sale to Koch of $100,000,000 in aggregate principal amount of the Company’s Convertible Senior PIK Toggle Notes due 2027 (the “Notes”). The transactions contemplated by the Note Purchase Agreement (the “Transaction”) are expected to close on or about February 18, 2022, subject to satisfaction of customary closing conditions (the “Note Closing Date”).

Issuance of Convertible Notes

The Notes are governed by a form of indenture (the “Indenture”) incorporated by reference into the Notes. The Notes will bear interest at the Secured Overnight Financing Rate (“SOFR”) plus 5.50% per annum if interest is paid in cash (“Cash Interest”), or, if interest is paid in kind (through an increase in the principal amount of the outstanding Notes or through the issuance of additional Notes), at SOFR plus 6.50% per annum (“PIK Interest”). Under the terms of the investment, SOFR has a floor of 1% and a cap of 3%. The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof. Interest on the Notes is payable semi-annually in arrears on June 30 and December 30, commencing on June 30, 2022. It is expected that the Notes will mature on February 18, 2027, subject to earlier conversion, redemption or repurchase.

The Notes are convertible at the option of the holder at any time until the business day prior to the maturity date, including in connection with a redemption by the Company. The Notes will be convertible into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), based on an initial conversion rate of 28.623257 shares of the Company’s Common Stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of $34.936625 per share (the “Conversion Price”)), in each case subject to customary anti-dilution and other adjustments (as described in the Indenture). If the closing price per share of the Company’s Common Stock on the New York Stock Exchange is at least 130% of the Conversion Price for 20 consecutive trading days, the Company may elect to convert the principal and accrued interest owing under the Notes, plus a make-whole amount equal to the sum of the present values of the remaining interest payments that would have otherwise been payable from the date of such conversion, redemption or repurchase, as applicable, through maturity (the “Make-Whole Amount”), into the Company’s Common Stock at the Conversion Price.

The Notes will be redeemable by the Company at any time and from time to time in the event that the volume weighted average price of the Company’s Common Stock for the 10 trading days immediately preceding the date on which the Company provides the redemption notice has been at least 130% of the Conversion Price then in effect, at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding the redemption date, plus the Make-Whole Amount.

With certain exceptions, upon the occurrence of certain fundamental changes described in the Indenture (each, a “Fundamental Change”), the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a purchase price of 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change repurchase date, plus the Make-Whole Amount.

The Indenture includes customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture will also include customary covenants for convertible notes of this type.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all senior unsecured indebtedness of the Company, and will rank senior in right of payment to any indebtedness that is contractually subordinated to the Notes.

Standstill Obligations

Pursuant to the Note Purchase Agreement, Koch has agreed, subject to certain exceptions, that during the period commencing on the Note Closing Date and ending on the one (1) year anniversary of the Note Closing Date (the

“Standstill Period”), Koch will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, Koch would collectively own in the aggregate more than 20.0% of the then outstanding voting securities of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company or its securities, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) seek the appointment of any director, or (v) call or seek to call any meeting of stockholders or other referendum or consent solicitation.

Transfer and Conversion Restrictions; Registration Rights

The Note Purchase Agreement restricts Koch’s ability to transfer or hedge the Notes or the Company’s Common Stock, subject to certain exceptions specified in the Note Purchase Agreement. In particular, Koch will be restricted from transferring the Notes, other than to customary permitted transferees. Prior to the two-year anniversary of the Note Closing Date, Koch will be restricted from transferring or entering into an agreement that transfers the economic consequences of ownership of the shares underlying the Notes. These restrictions do not apply to, among others, transfers to affiliates. The Note Purchase Agreement restricts Koch from transferring the Notes or the shares underlying the Notes at any time to any activist investor or competitor of the Company.

The Note Purchase Agreement requires the Company to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”), within 75 days of the closing of the Transaction to register the resale of the shares underlying the Notes, and to use commercially reasonable efforts to have such registration statement declared effective within 30 days following the filing of the registration statement if there is no review by the SEC, or within 120 days following the filing of the registration statement in the event of such a review.

The foregoing summaries of the Indenture, the Notes and the Note Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by the full text of the form of Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference and the Note Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference, as applicable.

Common Stock PIPE

On February 15, 2022, the Company also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Koch. Pursuant to the terms of the Securities Purchase Agreement, the Company agreed to sell to Koch an aggregate of (i) 1,791,986 shares (the “Shares”) of its Common Stock at a purchase price equal to $27.902 per share, for aggregate gross proceeds of approximately $50.0 million (the “Common Stock PIPE”). The closing of the Common Stock PIPE is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976. The Securities Purchase Agreement may be terminated by either the Company or Koch if the closing of the Common Stock PIPE has not occurred by April 17, 2022.

The Securities Purchase Agreement requires the Company to prepare and file a registration statement with the SEC within 75 days of the closing of the Common Stock PIPE to register the resale of the Shares, and to use commercially reasonable efforts to have such registration statement declared effective within 30 days following the filing of the registration statement if there is no review by the SEC, or within 120 days following the filing of the registration statement in the event of such a review.

The Securities Purchase Agreement contains customary representations, registration rights, warranties and agreements by the Company, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Common Stock PIPE is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act and Regulation D under the Securities Act. The Shares being sold and issued in connection with the Securities Purchase Agreement are not registered under the

Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. Koch will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

The foregoing description of the Securities Purchase Agreement is not complete and is qualified in their entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is attached to this report as Exhibit 10.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On February 15, 2022, the Company entered into the Note Purchase Agreement, pursuant to which it agreed to sell $100,000,000 in aggregate principal amount of the Notes to Koch for cash in a private placement pursuant to the exemption from the registration requirements of the Securities Act. The Company offered and sold the Notes to Koch in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act without the involvement of any underwriter. The Company relied on this exemption from registration based in part on representations made by Koch in the Note Purchase Agreement. The Notes are convertible as set forth above, and any shares of the Company’s Common Stock issued upon conversion of the Notes will be issued in reliance on Section 3(a)(9) of the Securities Act.

The disclosures in Item 1.01 of this Form 8-K regarding the issuance of the Notes, the underlying shares of the Company’s Common Stock, and the Common Stock PIPE are incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On February 17, 2022, the Company issued a press release regarding the Transaction and the Common Stock PIPE. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Note (including Indenture incorporated by reference therein).

10.1	Note Purchase Agreement, dated February 15, 2022, by and between the Company and Wood River Capital, LLC.

10.2	Securities Purchase Agreement, dated February 15, 2022, by and between the Company and Wood River Capital, LLC.

99.1	Press Release of Aspen Aerogels, Inc. dated February 17, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aspen Aerogels, Inc.

Date: February 17, 2022	By:	/s/ John F. Fairbanks
	Name:	John F. Fairbanks
	Title:	Vice President, Chief Financial Officer and Treasurer